Exhibit 10(o)
Brinker International, Inc.
Maggiano’s Performance Share Plan Description

Pursuant to Section 3 of the Brinker International, Inc. Stock Option and Incentive Plan (as amended, the “SOIP”), the Compensation Committee of the Board of Directors of Brinker International, Inc. (the “Committee”) may grant stock awards subject to such conditions, restrictions and contingencies as the Committee may determine.
The Brinker International, Inc. Maggiano’s Performance Share Plan (the “Plan”) is hereby adopted pursuant to the Committee’s authority under the SOIP to provide greater incentive to officers and key employees of Brinker International, Inc. (the “Company”) and its affiliates to achieve the highest level of individual performance and to encourage such officers or key employees to meet or exceed specified performance goals in order to contribute to the overall success of the Company.
The Plan is in all respects subject to the provisions of the SOIP, the terms of which are incorporated herein by reference.
1.Definitions. For purposes of the Plan, the terms listed below are defined as follows:
a.Adjusted EBITDA. The term “Adjusted EBITDA” means the Maggiano’s brand earnings before interest, taxes, depreciation and amortization (modified for any applicable adjustments as set forth in the Appendix).
b.Affiliate. The term “Affiliate” means (i) a subsidiary of the Company or (ii) any entity that is designated by the Committee as a participating employer under the Plan, provided that the Company directly or indirectly owns at least 20% of the combined voting power of the common stock of such entity.
c.Board. The term “Board” means the Board of Directors of the Company.
d.Cause. The term “Cause” means one or more of the following:
(i)An act of fraud, misappropriation or embezzlement by the Participant in connection with the Company or a Related Company as determined by the affirmative vote of at least a majority of the Board or executive committee thereof;
(ii)Gross mismanagement or gross neglect of the Participant’s duties to the Company or a Related Company and its policies, procedures or guidelines as determined by the affirmative vote of at least a majority of the Board or executive committee thereof; or
(iii)Conviction of the Participant by a court of competent jurisdiction of a felony.
e.Change in Control. The term “Change in Control” means:
(i)a sale, transfer or other conveyance of all or substantially all of the assets of the Company on a consolidated basis; or
(ii)the acquisition of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, directly or indirectly, of securities representing 50% or more of the total number of votes that may be cast for the election of directors of the Company; or
(iii)the failure at any annual or special meetings of the Company’s shareholders held during the three-year period following a “solicitation in opposition” as defined in Rule 14a-6 promulgated under the Exchange Act, of a majority of the persons nominated by the Company in the proxy material mailed to shareholders by the management of the Company to win election to seats on the Board (such majority calculated based upon the total number of persons nominated by the Company failing to win election to seats on the Board divided by the total number of Board members of the Board as of the beginning of such three‑year period), excluding only those who die, retire voluntarily, are disabled or are otherwise disqualified in the interim between their nomination and the date of the meeting.

f.Comp Sales. The term “Comp Sales” means comparable net restaurant sales of all restaurants that have been in operation for more than 18 months calculated based on the comparable current period versus the same period in the prior year as reported in the Company’s public earnings releases (as modified for any applicable adjustments set forth in the Appendix).
g.Good Reason. The term “Good Reason” means the satisfaction of all of the following requirements:
(i)One or more of the following facts and circumstances exist: (A) a reduction in the Executive Participant’s then current base salary other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions; (B) a reduction in the Executive Participant’s target annual bonus opportunity; (C) a relocation of the principal location at which the Executive Participant is required to provide services by more than fifty (50) miles; (D) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under the Plan in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operations of law; or (E) a material, adverse change in the Executive Participant’s title, reporting relationship, authority, duties or responsibilities; and
(ii)the Executive Participant shall have provided the Company written notice within thirty (30) days of his or her knowledge or reason to know of the existence of any fact or circumstance constituting Good Reason, the Company shall have failed to cure or eliminate such fact(s) or circumstance(s) within thirty (30) days of its receipt of such notice, and the resulting termination of employment must occur within thirty (30) days following expiration of such cure period.
h.Disability. Except as otherwise provided by the Committee, the Participant will be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition is expected to have a duration of not less than 120 days.
i.Executive Participant. The term “Executive Participant” means a Participant who is an executive officer of the Company and is approved by the Committee to participate in this Plan at the time an Award is granted to such Participant.
j.Measurement Period. The term “Measurement Period” means a period of three consecutive Company fiscal years, or such other period as the Committee designates in writing prior to granting an Award pursuant to the Plan, beginning on the date described in a Participant’s Award; provided, however, that in the event of a Change in Control, the Measurement Period will end on the effective date of the Change in Control.
k.Participant. The term “Participant” means an individual who has been granted an Award under this Plan.
l.Performance Period.     The term “Performance Period” means a period of three consecutive Company fiscal years, or such other period as the Committee designates in writing prior to granting an Award pursuant to the Plan, beginning on the date described in a Participant’s Award. The Performance Period with respect to an Award will commence at the same time as the corresponding Measurement Period for the Award. The Performance Period and Measurement Period for an Award will run for the same duration unless a Change in Control occurs during the Performance Period, in which case the Measurement Period, but not the Performance Period, will end as of the effective date of the Change in Control.
m.Performance Share. The term “Performance Share” means the right to receive a share of Stock upon satisfaction of the performance metrics and/or other requirements established by the Committee.
n.Rule of 70. The term “Rule of 70” means that the sum of the Participant’s age and the Participant’s years of service with the Company or an Affiliate equals or exceeds 70.
o.Code Section 409A. The term “Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder.

p.SOIP Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used but not defined in the Plan will have the meaning set forth in the SOIP.
2.Performance Shares.
a.Awards. A Participant will receive a grant of a target number of Performance Shares determined by the Committee, which will be set forth in the Participant’s award letter or other notification (an “Award”).
b.Achieved Shares. The number of a Participant’s Performance Shares that may be earned under any Award (“Achieved Shares”) will be determined at the end of the applicable Measurement Period based on Maggiano’s Adjusted EBITDA in the last fiscal year of a Measurement Period compared to a target Adjusted EBITDA for such period approved by the Committee, as further modified by Section 2(c) below.
c.Achieved Shares Modifier. The number of Achieved Shares that may be earned as determined under Section 2(b) above will be further modified by multiplying the Achieved Shares that may be earned under an Award as determined under Section 2(b) by the Achieved Shared Modifier that corresponds to the Maggiano’s Comp Sales for the last fiscal year of the Measurement Period.
3.Earning Achieved Shares.
a.General Rule. In order to earn the Achieved Shares under the Plan, a Participant must remain continuously employed by the Company or an Affiliate through the last day of the applicable Performance Period, except as otherwise specifically provided in this Plan. Notwithstanding any provision of the Plan to the contrary, a Participant shall not earn any Achieved Shares following termination of employment.
b.Death or Disability, Notwithstanding Section 3(a), if a Participant terminates employment with the Company and its Affiliates prior to the last day of the Performance Period due to the Participant’s death or Disability, the Participant will be deemed to have earned the Achieved Shares determined for the Participant at the end of the Measurement Period pursuant to Section 2, if any.
c.Retirement Before Age 60. Notwithstanding Section 3(a), if a Participant ceases to be employed with the Company and its Affiliates prior to the last day of the Performance Period, and as of the date of the termination the Participant has (i) satisfied the Rule of 70 and (ii) the Participant is at least age 55 but not yet age 60, the Participant will earn, as of the date of termination, a portion of the Achieved Shares determined for the Participant at the end of the Measurement Period pursuant to Section 2, if any, based on the number of complete months that the Participant was employed by the Company or an Affiliate during the Performance Period, divided by the total number of complete months in the Performance Period.
d.Retirement at or After Age 60. Notwithstanding Section 3(a), if a Participant ceases to be employed with the Company and its Affiliates prior to the last day of the Performance Period, and as of the date of the termination the Participant has (i) satisfied the Rule of 70 and is at least age 60, or (ii) the Participant is at least age 65 regardless of satisfaction of the Rule of 70, the Participant will earn, as of the date of termination, all of the Achieved Shares determined for the Participant at the end of the Measurement Period pursuant to Section 2, if any.
e.Involuntary Termination.
(i)Involuntary Terminations without Cause Not Following a Change in Control. Notwithstanding Section 3(a), if a Participant is involuntarily terminated for a reason other than for Cause prior to the last day of the Performance Period, the Participant will earn, as of the date of termination from employment, except as otherwise provided below, a portion of the Participant’s Achieved Shares determined for the Participant at the end of the Measurement Period pursuant to Section 2, if any, based on the number of complete months that the Participant was employed by the Company or an Affiliate during the Performance Period, divided by the total number of complete months in the Performance Period.
(ii)Certain Involuntary Terminations without Cause or Terminations (by Executive Participants only) for Good Reason Following a Change in Control. Notwithstanding Sections 3(a) and 3(e)(i), in the event there has been a Change in Control during the Performance Period and the

Awards were not earned as of the effective date of the Change in Control pursuant to Section 3(f), then if a Participant is involuntarily terminated for a reason other than Cause or if an Executive Participant terminates for Good Reason following the Change in Control and prior to the last day of the Performance Period, the Participant will earn, as of the date of termination, all of the Participant’s Achieved Shares determined for the Participant at the end of the Measurement Period pursuant to Section 2, if any.
f.Change in Control. Notwithstanding the provisions of Section 3(a), in the event of a Change in Control while the Participant remains in employment, if the Awards are not assumed or replaced with awards of substantially equal value by the acquiring entity in such a Change in Control and/or cease to remain outstanding immediately following the Change in Control, each Participant will earn, as of the effective date of the Change in Control, the Achieved Shares determined for the Participant at the end of the Measurement Period pursuant to Section 2, but in no event less than 100% of the target number of the Participant’s Performance Shares. After a Change in Control, references to the “Company” as they relate to this Plan shall refer to the successor entity.
g.Most Favorable Provision Applies. For the avoidance of doubt, if two or more of Sections 3(b) through 3(f) above apply, then the applicable Section that results in the Participant earning the greatest number of Achieved Shares shall control.
4.Forfeiture. Except as otherwise provided in Section 3, if a Participant ceases to be employed by the Company or any Affiliate prior to the last day of the Performance Period, the Participant will immediately forfeit the Performance Shares and all interest in the Award as of the date of the Participant’s termination and the Participant will not be entitled to receive any payment with respect to the Performance Shares. Notwithstanding any provision of the Plan to the contrary, the Participant will forfeit any Performance Shares immediately and without notice upon (A) the termination of the Participant’s employment for Cause, (B) the Participant’s breach of any confidentiality agreement or similar agreement pertaining to the confidentiality and nondisclosure of proprietary information, including but not limited to trade secrets, of the Company or any Affiliate, or (C) the Participant’s commission of any act of malfeasance or wrongdoing affecting the Company or any Affiliate. Furthermore, and notwithstanding Section 3, if subsequent to the Participant’s termination of employment with the Company or any Affiliate (other than due to a termination following a Change in Control without Cause or for Good Reason, as applicable) and prior to the end of the Performance Period, the Participant becomes employed by, consults with, and/or participates as an officer, director, employee, independent contractor, adviser, consultant, partner, principal, or shareholder (with more than five percent (5%) equity) with any entity which owns and/or operates (either directly or indirectly) or is engaged, or planning to be engaged (either directly or indirectly) in the ownership and /or operation of any of the “Competitive Restaurants” listed below or successors thereto, then the Participant’s Award will be immediately forfeited.

1	Ale House Restaurant	29	Landry's Seafood
2	Applebee's	30	Legal Sea Foods
3	Beef O'Brady's	31	Longhorn Steakhouse
4	Bennigan's Tavern	32	McCormick & Schmick's
5	BJ's Restaurant and Brewhouse	33	McDonald's
6	Bonefish Grill	34	Miller's Ale House Restaurant
7	BRAVO! Cucina Italiana	35	Morton's of Chicago
8	Brio Tuscan Grille	36	O'Charleys
9	Buca di Beppo	37	Olive Garden
10	Buffalo Wild Wings	38	On The Border
11	California Pizza Kitchen	39	Outback Steakhouse
12	Carino's Italian Grill	40	Palm Restaurant
13	Carraba's Italian Grill	41	Panera
14	Champps Americana	42	Pappadeaux Seafood Kitchen
15	Cheddar's Casual Café	43	PF Chang's China Bistro
16	Cheesecake Factory	44	Pizza Hut
17	Chipotle Mexican Grill	45	Red Robin
18	Chuy's	46	Romano's Macaroni Grill
19	Cracker Barrel	47	Ruby Tuesday
20	Dave & Busters	48	Ruth's Chris Steak House
21	Fogo De Chao	49	Seasons 52
22	Fuddruckers	50	Taco Bell
23	Hooters	51	Texas Roadhouse
24	Houlihans	52	TGI Fridays
25	Houston's/Hillstone	53	Uno Chicago Grill
26	Il Fornaio Restaurant	54	Wendy's
27	J Alexanders	55	Yard House
28	KFC

5.Payment of Earned Achieved Awards. Each earned Achieved Share will entitle a Participant to receive one share of Stock (or other consideration of equal value, as determined by the Committee, in the event payment is made following a Change in Control). Subject to Section 6, shares of Stock (or other consideration, as applicable) with respect to earned Achieved Shares will be issued to each such Participant in payment of an Award during the 60-day period immediately following the conclusion of the applicable Performance Period. The Company will issue a like number of shares of Stock (or other consideration, as applicable) to the Participant, and the Participant will own such shares of Stock (or other consideration, as applicable) free of all restrictions described herein. A Participant will not have the right to designate the taxable year of payment. At no time prior to the end of the Performance Period will any Stock (or other consideration, as applicable) be issued pursuant to an Award.
6.Section 409A.
a.Although the Company does not guarantee the tax treatment of any payments or benefits under the Plan, the intent of the Company is that the payments and benefits under this Plan be exempt from, or comply with, Code Section 409A and to the maximum extent permitted the Plan shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its Affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or damages for failing to comply with Code Section 409A.
b.Notwithstanding the foregoing or any other provision of this Plan to the contrary, if at the time of a Participant's “separation from service” (within the meaning of Code Section 409A), the

Participant is a "Specified Employee," then the Company will defer the payment of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). A Participant will be a "Specified Employee" for purposes of this Plan if, on the date of the Participant's separation from service, the Participant is an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a "Specified Employee" within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a "Specified Employee" and the application of and effects of the change in such determination.
c.Notwithstanding anything in this Plan or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of a Participant’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.
7.Dividends and Dividend Equivalents. A Participant will have no voting rights or dividend rights with respect to the Performance Shares or any shares of Stock underlying the Performance Shares during the Performance Period. No Participant will be entitled to receive any cash dividends or dividend equivalents with respect to Performance Shares during the Performance Period. However, at the same time that shares of Stock are issued under Section 5 or Section 6, the Participant (or the Participant’s beneficiary determined in accordance with Section 10) will also receive a lump sum cash payment equal to the amount of cash dividends paid by the Company that were declared during the Performance Period on the number of shares of Stock issued to the Participant (or the Participant’s beneficiary).
8.Capital Adjustments and Reorganizations. The number of Performance Shares covered by an Award will be subject to equitable adjustment, as determined by the Committee, to reflect any stock dividend, stock split, share combination, separation, reorganization, liquidation or the like, of or by the Company. In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for the Award such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection with such substitution the surrender of the Award so replaced.
9.Clawback Provisions. If the Participant is an officer of the Company (“Officer”) and the Board, or an appropriate committee thereof, has determined that any fraud, negligence, or intentional misconduct by the Officer was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Board or committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud, negligence, or intentional misconduct. The Board will, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to the Officer, cause the cancellation of restricted or deferred stock awards and outstanding stock options, and seek reimbursement of any gains realized on the exercise of stock options attributable to such awards, if and to the extent that (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (b) the Officer engaged in any fraud or misconduct that caused or contributed to the need for the restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to the Officer had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may dismiss the Officer, authorize legal action, or take such other action to enforce the Officer’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case. The Company will not seek to recover bonuses or other compensation as detailed above paid more than three years prior to the date the applicable restatement is disclosed.
10.Heirs and Successors. This Plan will be binding upon, and will inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. Subject to the terms of the SOIP, any consideration or other benefits distributable to a deceased Participant under this Plan will be distributed to the beneficiary designated by the Participant in writing filed with the Committee in such form as the Committee will require. If a deceased Participant has failed to designate a beneficiary, or if the designated beneficiary of the deceased Participant dies before the Participant or before complete distribution of consideration or other benefits due under this Plan, the consideration or other benefits to be distributed under this Plan will be distributed to the legal representative or representatives of the estate of the last to die of the Participant and the beneficiary.
11.Taxes, Transaction Costs and Withholding. A Participant will be solely responsible for the payment of all taxes and transaction costs relating to the granting, vesting/earning and payment of an Award. It will be a condition to the obligation of the Company to issue or transfer shares of Stock or other applicable consideration that the Participant pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state or local income or other taxes incurred in connection with the Award. If the amount requested is not paid, the Company may refuse to issue or transfer shares of Stock or other applicable consideration to the Participant (or to the Participant’s beneficiary).
12.Administration. The authority to interpret and administer the terms and conditions of the Plan will be vested in the Committee, and the Committee will have all powers with respect thereto as it has with respect to the SOIP. Any interpretation of the Plan by the Committee and any decision made by it with respect to the Plan is final and binding.
13.Relation to SOIP. Notwithstanding anything in the Plan to the contrary, the terms of the Plan will be subject to the terms of the SOIP, a copy of which may be obtained from the office of the Secretary of the Company. Any amendment to the SOIP will be deemed to be an amendment to the Plan to the extent that the amendment is applicable hereto.
14.No Employment Contract. Nothing contained in the Plan will (a) confer upon a Participant any right to be employed by or remain employed by the Company or any Affiliate, or (b) limit or affect in any manner the right of the Company or any Affiliate to terminate the employment or adjust the compensation of a Participant.
15.Unfunded Plan. It is the Company’s intention that the Plan be unfunded. The Company is not required to set aside any assets for payment of the benefits provided under the Plan, and no Participant will have a security interest in any Award.
16.Governing Law. The interpretation, performance, and enforcement of the Plan will be governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof and all parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Texas.

[Remainder of page intentionally left blank.]

Appendix to the Brinker International, Inc. Maggiano’s Performance Share Plan Description
17.Adjustments to Adjusted EBITDA. The calculation of Adjusted EBITDA will reflect the following adjustments.
(a)Accounting and Tax Changes. The Adjusted EBITDA will be adjusted to neutralize any impacts associated with changes in accounting principles pursuant to accounting pronouncements adopted by the Company during the Measurement Period.
(b)Compensation Plan Expense. For purposes of Adjusted EBITDA calculations, the expense related to any performance share plans (including any stock option plans) of the Company (or awards thereunder) which contain Maggiano’s brand performance objectives (the “Applicable Performance Share Plans”), and any profit sharing plans of the Company based on the performance of the Maggiano’s brand (the “Applicable Profit Sharing Plans”), will be determined as follows: (i) the expense with respect to each Applicable Performance Share Plan will be equal to the planned expense with respect to such plan as of the beginning of each applicable Measurement Period thereunder; and (ii) the expense with respect to each Applicable Profit Sharing Plan will be equal to the planned expense with respect to such plan for each performance year (or other applicable performance period) thereunder, all as determined by the Company in its sole discretion.
(c)Refranchised Restaurants. Any gain or loss from selling Maggiano’s restaurants to franchise partners will be excluded from the Adjusted EBITDA calculation. Any royalties or profit associated with the refranchised restaurants will be reflected in Adjusted EBITDA to the extent necessary to neutralize the impact of the event in both calculations.
(d)Sale of Real Estate. The Adjusted EBITDA will be adjusted to neutralize the impact of increases or decreases in rent expense as compared to the approved plan for the Measurement Period that result from the sale and leaseback of real estate owned for Maggiano’s restaurants.
(e)Capital Investment. The Adjusted EBITDA will be adjusted to neutralize capital investments of the Company in the Maggiano’s brand that are materially greater than or materially less than capital investments included in the approved plan for the Measurement Period. For example, in the event that (i) capital investments for new restaurants or reimaging of existing restaurants are included in the approved plan for the Measurement Period, (ii) the President of Maggiano’s presents such specific investment opportunities to the Company with a business case showing a rate of return acceptable to the Company, and (iii) the Company elects not to invest the requested capital, then Adjusted EBITDA will be adjusted to neutralize the impact of the Company not providing the capital investments contemplated in the approved plan.
(f)Strategic Events. Any unplanned impact of restructurings, acquisitions and divestitures will be adjusted in Adjusted EBITDA to the extent necessary to neutralize the impact of the event in both calculations.
(g)External Events. Expenses incurred in connection with extraordinary, non-recurring events (such as natural disasters, terrorist attacks, pandemics, industry-wide food-borne illness, etc.) will be adjusted in Adjusted EBITDA to the extent necessary to neutralize the impact of the event in both calculations.
1.Adjustments to Comp Sales. The calculation of Comp Sales will reflect the following adjustments.
(a)External Events. Impacts to sales resulting in connection with extraordinary, non-recurring events (such as natural disasters, terrorist attacks, pandemics, industry-wide food-borne illness, etc.) will be adjusted in Comp Sales to the extent necessary to neutralize the impact of the event in both calculations.

[End of document.]